Filed Pursuant to Rule 433

Registration Nos. 333-278205 and 333-278205-02

March 6, 2025

PRICING TERM SHEET

GlaxoSmithKline Capital Inc.

$1,250,000,000 4.850% Notes due 2029

$1,250,000,000 5.000% Notes due 2031

$1,500,000,000 5.250% Notes due 2033

$1,500,000,000 5.500% Notes due 2036

$500,000,000 6.000% Notes due 2056

$500,000,000 Floating Rate Notes due 2029

Fully and unconditionally guaranteed by

GSK plc

Issuer:	GlaxoSmithKline Capital Inc.

Guarantor:	GSK plc

Anticipated Ratings*:	A2 (stable) by Moody’s Investors Service, Inc. A (stable) by Standard & Poor’s Ratings Services

Security:

4.850% Notes due 2029 (the “2029 Notes”)

5.000% Notes due 2031 (the “2031 Notes”)

5.250% Notes due 2033 (the “2033 Notes”)

5.500% Notes due 2036 (the “2036 Notes”)

6.000% Notes due 2056 (the “2056 Notes”)

Floating Rate Notes due 2029 (the “Floating Rate Notes”)

Trade Date:	September 8, 2026

Expected Settlement Date**:	September 15, 2026 (T+5)

Maturity Date:	2029 Notes: September 14, 2029 2031 Notes: September 15, 2031 2033 Notes: September 15, 2033 2036 Notes: September 15, 2036 2056 Notes: September 15, 2056 Floating Rate Notes: September 14, 2029

Aggregate Principal Amount:	2029 Notes: $1,250,000,000 2031 Notes: $1,250,000,000 2033 Notes: $1,500,000,000 2036 Notes: $1,500,000,000 2056 Notes: $500,000,000 Floating Rate Notes: $500,000,000

Coupon:	2029 Notes: 4.850% 2031 Notes: 5.000% 2033 Notes: 5.250% 2036 Notes: 5.500% 2056 Notes: 6.000% Floating Rate Notes: Compounded SOFR plus 0.560%

Interest Payment Dates:

2029 Notes: Semi-annually on March 14 and September 14, commencing March 14, 2027 (short first coupon)

2031 Notes: Semi-annually on March 15 and September 15, commencing March 15, 2027

2033 Notes: Semi-annually on March 15 and September 15, commencing March 15, 2027

2036 Notes: Semi-annually on March 15 and September 15, commencing March 15, 2027

2056 Notes: Semi-annually on March 15 and September 15, commencing March 15, 2027

Floating Rate Notes: Every March 14, June 14, September 14 and December 14 of each year, commencing December 14, 2026 (short first coupon)

Price to Public:	2029 Notes: 99.967% 2031 Notes: 99.516% 2033 Notes: 99.878% 2036 Notes: 99.893% 2056 Notes: 99.271% Floating Rate Notes: 100.000%

Benchmark Treasury:

2029 Notes: 4.250% due August 15, 2029

2031 Notes: 4.375% due August 31, 2031

2033 Notes: 4.500% due August 31, 2033

2036 Notes: 4.625% due August 15, 2036

2056 Notes: 5.000% due May 15, 2056

Floating Rate Notes: N/A

Benchmark Treasury Yield:	2029 Notes: 4.462% 2031 Notes: 4.561% 2033 Notes: 4.671% 2036 Notes: 4.794% 2056 Notes: 5.253% Floating Rate Notes: N/A

Spread to Benchmark Treasury:	2029 Notes: +40 basis points 2031 Notes: +55 basis points 2033 Notes: +60 basis points 2036 Notes: +72 basis points 2056 Notes: +80 basis points Floating Rate Notes: N/A

Yield to Maturity:	2029 Notes: 4.862% 2031 Notes: 5.111% 2033 Notes: 5.271% 2036 Notes: 5.514% 2056 Notes: 6.053% Floating Rate Notes: N/A

Optional Redemption:

2029 Notes: T+ 10 basis points at any time prior to August 14, 2029; par call on or after August 14, 2029

2031 Notes: T+ 10 basis points at any time prior to August 15, 2031; par call on or after August 15, 2031

2033 Notes: T+ 10 basis points at any time prior to July 15, 2033; par call on or after July 15, 2033

2036 Notes: T+ 15 basis points at any time prior to June 15, 2036; par call on or after June 15, 2036

2056 Notes: T+ 15 basis points at any time prior to March 15, 2056; par call on or after March 15, 2056

Floating Rate Notes: N/A

Gross Proceeds to Issuer:	2029 Notes: $1,249,587,500 2031 Notes: $1,243,950,000 2033 Notes: $1,498,170,000 2036 Notes: $1,498,395,000 2056 Notes: $496,355,000 Floating Rate Notes: $500,000,000

Underwriting Discount and Commissions:	2029 Notes: 0.250% 2031 Notes: 0.350% 2033 Notes: 0.400% 2036 Notes: 0.450% 2056 Notes: 0.750% Floating Rate Notes: 0.250%

Net Proceeds to Issuer:	2029 Notes: $1,246,462,500 2031 Notes: $1,239,575,000 2033 Notes: $1,492,170,000 2036 Notes: $1,491,645,000 2056 Notes: $492,605,000 Floating Rate Notes: $498,750,000

CUSIP/ISIN:

2029 Notes: 377372 AS6 / US377372AS67

2031 Notes: 377372 AT4 / US377372AT41

2033 Notes: 377372 AU1 / US377372AU14

2036 Notes: 377372 AV9 / US377372AV96

2056 Notes: 377372 AW7 / US377372AW79

Floating Rate Notes: 377372 AR8 / US377372AR84

Day Count Convention:	2029 Notes: 30/360 2031 Notes: 30/360 2033 Notes: 30/360 2036 Notes: 30/360 2056 Notes: 30/360 Floating Rate Notes: Actual/360

Denominations:	Minimum of $2,000 principal amount and integral multiples of $1,000

Business Day:	New York and London

Expected Listing:	New York Stock Exchange

Joint-Book-Running Managers:	BNP Paribas Securities Corp. BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC

Joint Book-Runners:	Barclays Capital Inc. Deutsche Bank Securities Inc. Goldman Sachs & Co. LLC HSBC Securities (USA) Inc. Mizuho Securities USA LLC Santander US Capital Markets LLC Standard Chartered Bank

Active Co-Manager:	Academy Securities, Inc.

Manufacturer target market (UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No disclosure document (for the purposes of the Product Disclosure sourcebook (as amended) of the handbook of rules and guidance adopted by the UK Financial Conduct Authority and the Consumer Composite Investments (Designated Activities) Regulations 2024 (as amended)) has been prepared as the Securities are not available to retail investors in the UK. No PRIIPs key information document (KID) pursuant to Regulation (EU) 1286/2014 (as amended) has been prepared as the Securities are not available to retail investors in the EEA.

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**

Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the notes who wish to trade the notes before the business day prior to the settlement date will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

To the extent that any underwriter intends to effect any offers or sales of any Notes in the United States, it will do so through one or more U.S. registered broker dealers in a manner consistent with applicable law and regulations.

The issuer and the guarantor have filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer and the guarantor have filed with the SEC for more complete information about the issuer, the guarantor and this offering.

You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling BNP Paribas Securities Corp. toll-free at 1-800-854-5674, BofA Securities, Inc. toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, J.P. Morgan Securities LLC collect at 1-212-834-4533 and Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.